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EXHIBIT 10.25

SEVERANCE AGREEMENT
(CEO)

    THIS SEVERANCE AGREEMENT, dated            , 1999, is made by and between In Focus Systems, Inc., an Oregon corporation (the "Company"), and XXXX XXXXX (the "Executive").

    WHEREAS, the Board of Directors of the Company considers it essential to the best interests of the Company to foster the continued employment of key management personnel; and

    WHEREAS, the Board has determined at its meeting of            , 1999 that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction concerning what might happen to their income in the event of a termination of their employment without cause;

    NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1.  Nature of the Agreement.  In order to induce the Executive to remain in the employ of the Company, the Company agrees, under the conditions described herein, to pay the Executive the severance payments described herein.

2.  Severance Upon Termination.

    (a)  Termination Due to Death or Disability.  If Executive's employment is terminated due to Executive's Death or Disability, except as provided in Section 2(d) below, the Company shall have no further payment obligations to Executive.

    (b)  Termination by Company without Cause or by Executive for Good Reason.  Upon termination of Executive's employment during the term of this Agreement by the Company without Cause or by Executive for Good Reason hereunder, then, in lieu of any further salary, bonus, or other incentive payments for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive:

        (i)  Salary.  Provided Executive has complied with the conditions contained in this Agreement, the Company shall pay to the Executive a cash severance payment, paid in twenty-four (24) monthly payments, payable monthly, each payment equal to the average of the Executive's base monthly salary over the 12 months prior to the Date of Termination. Such severance payments shall commence within thirty (30) days of the Date of Termination. The parties understand and agree that payment of such severance payments does not render Executive an employee of the Company after the Date of Termination; and

        (ii)  Cobra Costs.  Provided Executive has complied with the conditions contained in this Agreement, the Company shall pay to the Executive a cash severance payment equal to twenty-four (24) months of the reasonably estimated monthly COBRA costs for Executive, paid in twenty-four monthly payments. Such payments shall commence within thirty (30) days of the Date of Termination.

    (c)  Termination by the Company for Cause or by Executive Other than for Good Reason.  If the Company terminates the Executive's employment during the term of this Agreement for Cause or if the Executive terminates his/her employment other than for Good Reason, then, except for as set forth in Section 2(d) below, the Company shall have no further payment obligations to Executive.

    (d)  Other Payments.  Except as it relates to the receipt of severance or benefits continuation (which shall be solely granted under the terms of this Agreement), this Agreement shall not affect any payments due to Executive under applicable law or Company policy as a result of the termination of his/her employment (such as payment of earned wages).

3.  Termination.  The parties acknowledge that Executive's employment with the Company is "at-will" and may be terminated by either party at any time with or without cause and with or without notice. As discussed above, however, the various possible ways in which Executive's employment with the Company may be terminated will determine the payments that may be due to Executive under this Agreement. As used in this Agreement, the following terms have the following meanings:

    (a)  Disability.  Disability shall mean an illness, injury or other physical or mental condition that renders Executive unable to perform the essential functions of his/her job with or without reasonable accommodation.

    (b)  Cause.  For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment with the Company upon the Executive's:

       (i) conviction for the commission of a felony;(1)

(1)
In the event of Executive's arrest or indictment on felony charges, payments of severance under this Agreement shall be withheld until guilt or innocence is determined. For the purposes of this Agreement, Executive's pleading of no lo contendre to a felony charge shall be considered a conviction.

      (ii) failure to substantially perform his duties hereunder after written warning (Executive shall have at least fifteen (15) days after receipt of first written warning to correct such deficiency or deficiencies);

      (iii) intentional or grossly negligent conduct that is demonstrably and significantly injurious to the Company or its affiliates;

      (iv) self-dealing, dishonesty or diversion of a corporate opportunity to the detriment of the Company;

      (v) competition with the Company; or

      (vi) violation of a key Company policy (including, but not limited to, acts of harassment or discrimination, or use of unlawful drugs or drunkenness on Company property during normal work hours).

    (c)  Good Reason.  Good Reason shall mean the occurrence, within eighteen months after a Change in Control and during the term of this Agreement (and without the Executive's written consent), of any one of the following acts by the Company, or failures by the Company to act:

       (i) the assignment to the Executive of any duties inconsistent with Executive's status as            , or a substantial adverse alteration in the nature or status of Executive's responsibilities; or

      (ii) any material reduction by the Company in the Executive's annual base salary as in effect immediately prior to the Change in Control; or

      (iii) the failure by the Company to pay to Executive any portion of Executive's current salary or incentive compensation within thirty (30) days of the date such compensation is due; or

      (iv) (a) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation; or (b) the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control; or

      (v) (a) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's retirement savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, or (b) the failure by the Company to provide the Executive with at least the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the provisions of the original employment offer, or the Company's normal vacation policy in effect immediately prior to the Change in Control, whichever is more favorable to the Executive; or

      (vi) the relocation of the Executive's principal place of employment to a location more than 35 miles from the Executive's principal place of employment as of the Change in Control or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control.

     Notwithstanding the foregoing, no event shall constitute "Good Reason" unless the Executive shall have notified the Company in writing of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Executive. Moreover, unless Executive shall have notified the Company of the conduct allegedly constituting Good Reason within six months of the first occurrence of such conduct, then Executive shall have waived his/her right to claim that such conduct constitutes "Good Reason" under this Agreement.

        (d)  "Change in Control" shall have such meaning as defined on Annex A to this Agreement attached hereto and incorporated herein.

4.  Termination Procedure.

    (a)  Notice of Termination.  For the purpose of determining entitlement to any payments herein, any termination of the Executive's employment by the Company or by the Executive (other than termination due to the death of the Executive) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific provision in this Agreement relied upon and, if applicable, shall identify in reasonable detail the reason for termination of the Executive's employment under the provision so indicated.

    (b)  Date of Termination.  "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his or her death, the date of his or her death, or (ii) if the Executive's employment is terminated pursuant to any other reason or Section of this Agreement, the date of termination shall be the date that Notice of Termination is issued.

5.  Adjustment of Benefits.

    (a)  Adjusted Payment.  The parties intend that payments made under this Agreement, when combined with all other compensatory payments, will be limited to avoid the application of the excise tax imposed under Internal Revenue Code Section 4999 (the "Excise Tax"). Therefore, notwithstanding anything in this Agreement to the contrary, if, in the opinion of independent tax accountants or counsel selected and retained by the Company and reasonably acceptable to Executive (referred to hereinafter as "Tax Counsel"), any portion of the payment to Executive under this Agreement or any other agreement between Executive and the Company, is to be treated as an Excess Parachute Payment under Internal Revenue Code Section 280G, then the Company shall reduce the total amount of the payment. The reduction amount shall be an amount sufficient to ensure that no part of the payment received shall be treated as an Excess Parachute Payment or create an Excise Tax liability.

    (b)  Reduction of Amount.  In the event that the amount of any payment which would be payable to or for the benefit of Executive is reduced to comply with this Section, the Company and Executive jointly shall decide which payments, under this Agreement or any other arrangement, are to be reduced; provided, however, the Company shall not unreasonably deny the requests and preferences of Executive in making this determination.

    (c)  Cooperation of Parties.  In determining whether any Excess Parachute Payment exists, the parties shall take into account all provisions of Internal Revenue Code Section 280G and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation pursuant to Internal Revenue Code Section 280G(b)(4) and amounts paid under qualified plans pursuant to Internal Revenue Code Section 280G(b)(6). Both the Company and Executive shall cooperate fully with Tax Counsel and provide Tax Counsel with all compensation and benefit amounts, personal tax information and other information necessary or helpful in calculating the amount paid under this Agreement. The parties agree that all fees and expenses of Tax Counsel shall be borne solely by the Company. In connection with any Internal Revenue Service examination, audit or other inquiry related to a payment under this Agreement, or the amount or existence of any related tax liability (including income tax and Excise Tax), the Company and Executive agree to cooperate in providing evidence to the Internal Revenue Service (and, if applicable, to state revenue departments). Furthermore, if in the context of a tax exam, audit, or proceeding the Company plans to contest the amount or existence of an Excess Parachute Payment or the applicable Excise Tax, the Company shall promptly notify Executive in writing and Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim. The Company shall bear and pay directly all legal and administrative costs incurred in connection with such contest.

    (d)  Payment of Taxes.  In all cases, the parties agree that Executive shall bear the cost of all applicable federal, state, and local taxes with respect to individuals (including penalties and interest). If a portion of the amounts paid to Executive unintentionally constitute an Excess Parachute Payment and trigger the Excise Tax, then Executive shall be liable for such Excise Tax (including any applicable penalties and interest).

6.  Non-Solicitation.  Unless Executive receives the prior written consent of the Company, he agrees, either during his employment or for one year after the termination of his employment, not to induce, ask, solicit, or attempt to induce, ask, or solicit, directly, indirectly, or by assisting others, any person who is in the Company's employment or providing services to the Company, to leave such employment or business relationship. For purposes of this Section 6, the Company shall include the Company and its subsidiaries.

7.  Miscellaneous.

    (a)  Notices.  All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission, (ii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	In Focus Systems, Inc. 27700 B SW Parkway Avenue Wilsonville, OR 97070-9215 Attn: Chairman, Board of Directors
With a Copy to:	Garvey, Schubert & Barer 1191 Second Avenue, 18th Floor Seattle, WA 98101-2939 Attn: Bruce Robertson
To Executive:	XXXX XXXXX At the last address and fax number Shown on the records of the Company

Executive shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

    (b)  Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, or by any beneficiary or any other person, or be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against Executive, Executive's beneficiary or any other person. Notwithstanding the foregoing, any person or business succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets or otherwise, shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the express assumption of this Agreement by such successor.

    (c)  No Obligation to Fund.  The agreement of the Company (or its successor) to make payments to Executive hereunder shall represent the unsecured obligation of the Company (and its successor), except to the extent (i) the terms of any other agreement, plan or arrangement pertaining to the parties provide for funding; or (ii) the Company (or its successor) in its sole discretion elects in whole or in part to fund the Company's obligations under this Agreement pursuant to a trust arrangement or otherwise.

    (d)  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oregon, except to the extent otherwise expressly provided in this Agreement.

    (e)  Arbitration of Disputes; Expenses.  All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board of Directors and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration in Portland, Oregon, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitration award shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction. In the event either party incurs legal fees and other expenses with relation to an action seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the non-prevailing party shall promptly pay the prevailing party's reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator(s). Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute, provided, however, that the fee for the arbitrator(s) shall be shared equally.

    (f)  Consulting and Subsequent Employment.  Nothing in this Agreement shall preclude the Company or its successors from employing Executive in a consulting or regular employment capacity following termination of employment under the conditions of this Agreement.

    (g)  Amendment.  This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

    (h)  Severability.  If any court of competent jurisdiction shall hold any provision of this Agreement invalid or unenforceable, such holding shall not invalidate or render unenforceable any other provisions hereof.

    (j)  Entire Agreement.  This document is the entire, final, and complete agreement and understanding of the parties with respect to the topics discussed herein and, if this Agreement directly conflicts with any other written and oral agreements made or executed by and between the parties or their representatives, this Agreement shall supersede all such agreements. This Agreement expressly supercedes the            dated              between Executive and the Company.

8.  Release of Claims.  As a precondition to receipt of the severance and other benefits provided in Section 2(b) of this Agreement, Executive acknowledges and understands that he/she must sign a Waiver and Release of Claims Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit A. Executive understands that he/she will not be entitled to receive any payments under this Agreement until he/she executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

9.  Non-Competition.  Executive understands that a desire for an amicable long-term relationship between Company and Executive, even after the termination of Executive's employment, is an important aspect of the Company's entering into this Agreement. Therefore, as a precondition of receipt of any benefits under Section 2(b) of this Agreement, Executive agrees that within fifteen (15) days after the termination of his/her employment with the Company, he/she will execute the Non-Competition Agreement attached to this Agreement as Attachment B. He/She acknowledges that both parties will enter into the Non-Competition Agreement after his/her employment with the Company is concluded. Executive shall not be entitled to receive any payments under this Agreement until he/she has executed and returned such Non-Competition Agreement to the Company without alteration.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has set his or her hand, as of the date first written above.

XXXX XXXXX	IN FOCUS SYSTEMS, INC.
By:
Date:	Title:
Date:

ANNEX A

Change in Control.  For purposes of this Agreement, a "Change in Control" shall mean:

    (a) Any "person" as such term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes a beneficial owner (within the meaning of rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company, representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; provided, that the foregoing shall not include a person who acquires such securities, or a material portion thereof, as the result of one or more transactions approved by the Company's Board of Directors; or

    (b) A majority of the directors elected at any Annual or special meeting of shareholders of the Company are not individuals nominated by the Company's then incumbent Board of Directors; or

    (c) The shareholders of the Company approve a reorganization, merger or consolidation of the Company with any other corporation or entity, other than a reorganization, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or

    (d) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

    Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control. A Management Change in Control shall mean a Change in Control pursuant to which Executive (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (whether through the ownership of voting securities, by contract, or otherwise).

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SEVERANCE AGREEMENT (CEO)
ANNEX A